UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12

WL ROSS HOLDING CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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WL ROSS HOLDING CORP. ANNOUNCES PROXY REVISION TO

REMOVE VOTING REQUIREMENT FOR REDEMPTION OF PUBLIC SHARES

New York, NY May 18, 2016 – WL Ross Holding Corp. (NASDAQ: WLRH) (the “Company”) announced that it has filed today with the Securities and Exchange Commission a revision to its definitive proxy statement, dated May 9, 2016 (the “Proxy Revision”). The Proxy Revision removes a requirement that stockholders must affirmatively vote for or against the previously announced business combination with Nexeo Solutions Holdings, LLC in order to redeem their public shares for cash. This means that stockholders who hold public shares of the Company on or before June 2, 2016 will be entitled to elect to have their public shares redeemed for cash in connection with the special meeting of stockholders to be held at 9:00 a.m., Eastern Time, on June 6, 2016 (the “Special Meeting”), whether or not they were holders as of the previously announced record date of May 5, 2016, and whether or not such shares are voted at the Special Meeting.

The Company believes that this change in the redemption requirements provides stockholders with greater flexibility to redeem their public shares and simplifies the overall redemption process.

In order to properly exercise their redemption rights, holders of public shares will be required to submit their request for redemption prior to 5:00 p.m., Eastern Time, on June 2, 2016, and to follow the procedures set forth in the definitive proxy statement, dated May 9, 2016, as amended by the Proxy Revision.

About WL Ross Holding Corp.

WL Ross Holding Corp. is a Special Purpose Acquisition Company sponsored by WL Ross Sponsor LLC, an affiliate of WL Ross & Co. LLC, for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or assets. WL Ross Holding Corp. completed its initial public offering in June 2014, raising approximately $500 million in cash proceeds. WL Ross Holding Corp.’s officers and certain of its directors are affiliated with WL Ross & Co. LLC. Founded in 2000, WL Ross& Co. LLC is a global value oriented private equity firm which seeks niche opportunities in markets where it believes its knowledge, insight and experience offers an advantage in assessing and cultivating new investment opportunities.

Additional Information about the Transaction and Where to Find It

In connection with the proposed business combination with Nexeo Solutions Holdings, LLC and other matters, the Company has filed a proxy statement with the SEC on May 9, 2016 and, on May 9, 2016 commenced mailing the definitive proxy statement and other relevant documents to its stockholders as of the May 5, 2016 record date for the special meeting. Investors and security holders of the Company are advised to read the definitive proxy statement and other relevant documents that have been or will be filed with the SEC in connection with the Company’s solicitation of proxies for its stockholders’ meeting to be held to approve the proposed business combination with Nexeo Solutions Holdings, LLC, among other matters, because the definitive proxy contains important information about the proposed business combination with Nexeo Solutions Holdings, LLC and the parties to the proposed business combination with Nexeo Solutions Holdings, LLC. Stockholders may also obtain a copy of the definitive proxy statement, as well as other relevant documents that have been or will be filed with the SEC, without charge, at the SEC’s website at www.sec.gov or by directing a request to: WL Ross Holding Corp., c/o WL Ross & Co. LLC, 1166 Avenue of the Americas, 25th Floor, New York, New York 10036, e-mail: WLRHolding@wlross.com, Attn: Tony Reina (Legal Department).

If you have any questions or need assistance voting your shares, please call our proxy solicitor, Morrow & Co., LLC at:  Morrow & Co., LLC, 470 West Avenue, 3rd Floor, Stamford, CT 06902, phone: (800) 662-5200 (banks and brokers call collect at: (203) 658-9400), email: WLRoss.info@morrowco.com.

Participants in Solicitation

The Company, Nexeo Solutions Holdings, LLC, and their respective directors, executive officers and other members of their management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies of Company stockholders in connection with the proposed business combination with Nexeo Solutions Holdings, LLC. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to the Company’s stockholders in connection with the proposed business combination with Nexeo Solutions Holdings, LLC, and a description of their direct and indirect interests, by security holdings or otherwise, is set forth in the definitive proxy statement for the proposed business combination with Nexeo Solutions Holdings, LLC, which has been filed with the SEC. Information concerning the interests of the Company’s and Nexeo Solutions Holdings, LLC’s participants in the solicitation, which may, in some cases, be different than those of the Company’s and Nexeo Solutions Holdings, LLC’s stockholders generally, is also set forth in the definitive proxy statement relating to the proposed business combination with Nexeo Solutions Holdings, LLC.